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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" in the Registration Statement (Form S-3) and related Prospectus of Amylin Pharmaceuticals, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 23, 1998, except for the last paragraph of Note 5, as to which the date is March 2, 1998, and the last paragraph of Note 1, as to which the date is July 8, 1998, with respect to the consolidated financial statements of Amylin Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                        ERNST & YOUNG LLP

San Diego, California
July 8, 1998